Exhibit 3.1

STATE of DELAWARE

CERTIFICATE of INCORPORATION

A STOCK CORPORATION

FIRST - Name

The name of the Corporation is:

JJ Opportunity Corp.

SECOND - Registered Agent

Its registered office in the State of Delaware is to be located at 8 The Green Ste. B, in the City of Dover County of Kent Zip Code 19901. The registered agent in charge thereof is Northwest Registered Agent Service. Inc.

THIRD - Purpose

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH - Stock

The amount of the total stock this corporation is authorized to issue is 62.000.000 shares (number of authorized shares) with a par value of $0.0001 per share.

FIFTH - Incorporator

The name and mailing address of the incorporator are as follows:

Northwest Registered Agent Service. Inc.

8 The Green Ste B. Dover. DE 19901

I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 26th day of March, A.D. 2021.

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:38 AM 03/26/2021	BY:	/s/ Morgan Noble
FILED 10:38 AM 03/26/2021
SR 20211055125 - FileNumber 5678467	Northwest Registered Agent Service, Inc., Incorporator
Morgan Noble, Assistant Secretary